EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-108948, 333-112043 and 333-122026) of Cortex Pharmaceuticals, Inc. and in the related Prospectus and in the Registration Statements (Form S-8 Nos. 333-102042, 333-82477 and 333-20777) pertaining to the 1996 Stock Incentive Plan, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan and the Executive Stock Plan, of Cortex Pharmaceuticals, Inc. of our report dated July 27, 2004, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

San Diego, California

March 17, 2005